Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Steve Pavlovich
Investor Relations
(510) 743-6833
spavlovich@opnext.com
OPNEXT REPORTS FOURTH QUARTER AND FULL YEAR UNAUDITED OPERATING RESULTS
Fremont, CA. (May 19, 2011) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the fourth fiscal quarter and full year ended March 31, 2011.
Financial Highlights for the Fourth Fiscal Quarter Ended March 31, 2011:
•
Revenue decreased $1.8 million, or 2%, to $95.3 million compared to $97.1 million for the quarter ended December 31, 2010 due to a ten-day interruption in the Company’s module manufacturing operations in Japan following the earthquake and tsunami on March 11, 2011. Revenue from sales of 10Gbps and below products decreased $12.4 million, or 20%, to $48.9 million, primarily due to lower sales of 300 Pin, Xenpak and X2 modules. 40Gbps and above revenue increased $10.3 million, or 37%, to $38.2 million, driven by growth in 40Gbps and 100Gbps module and 40Gbps subsystem revenues. Revenue from sales of industrial and commercial products increased $0.3 million, or 4%, to $8.2 million.

•
Revenue increased $18.5 million, or 24%, from $76.8 million for the quarter ended March 31, 2010. Revenue from sales of 10Gbps and below products increased $0.1 million, or less than 1%, as increased sales of SFP+, XFP, and X2 modules were partially offset by decreased sales of Xenpak and 300 Pin modules. 40Gbps and above revenue increased $16.3 million, or 74%, as increased 40Gbps and 100Gbps module revenues were partially offset by decreased research and development contract and 40Gbps subsystem revenues. Revenue from sales of industrial and commercial products increased $2.1 million, or 34%.

•
Cisco Systems, Inc. (“Cisco”) and Huawei Technologies Co., Ltd. (“Huawei”) each represented 10% or more of total revenues for the quarter ended March 31, 2011. Combined, these customers represented 33% of total revenues in the quarter ended March 31, 2011, compared to 30% for the quarter ended December 31, 2010.

•
Gross margin was 19.6% compared to 20.0% for the quarter ended December 31, 2010. Non-GAAP gross margin was 21.3% for the quarter ended March 31, 2011, compared to 21.5% for the quarter ended December 31, 2010. Compared to the quarter ended December 31, 2010, gross margin was unfavorably impacted by lower average selling prices, a 110 basis point negative effect from idle capacity and damaged inventory charges as a result of the March 11 earthquake and a 60 basis point negative effect from foreign currency exchange rate fluctuations and hedging programs. Gross margin was favorably impacted by a higher mix of 40Gbps and above revenues, lower average per unit material and outsourcing costs and an 80 basis point net benefit from the sale of previously written down inventory.

•
Operating loss was $12.0 million for the quarter ended March 31, 2011, compared to a $10.0 million operating loss for the quarter ended December 31, 2010. Non-GAAP operating loss was $8.4 million for the quarter ended March 31, 2011, compared to $5.3 million for the quarter ended December 31, 2010. The increase in non-GAAP operating loss primarily resulted from lower absolute gross margin, higher research and development expenses related to advanced product development programs and prototype builds associated with new product introductions, and a $1.0 million negative effect from foreign currency exchange rate fluctuations and hedging programs.

•
Net income was $9.0 million, or $0.10 per fully diluted share, for the quarter ended March 31, 2011, compared to a net loss of $10.2 million, or $(0.11) per fully diluted share, for the quarter ended December 31, 2010. Net income for the quarter ended March 31, 2011 includes a $21.4 million gain on sale of technology assets net of costs directly associated with the transaction. Non-GAAP net loss for the quarter ended March 31, 2011 was $8.7 million, or $(0.10) per fully diluted share, compared to a non-GAAP net loss of $5.5 million, or $(0.06) per fully diluted share, for the quarter ended December 31, 2010.

•
Cash and cash equivalents increased by $12.9 million to $100.3 million at March 31, 2011, from $87.4 million at December 31, 2010, primarily reflecting $21.4 million of net proceeds from the sale of technology assets, partially offset by $2.1 million of cash used in operations, $2.3 million of capital expenditures, $2.4 million of short-term debt payments and $2.4 million of capital lease payments. Net working capital other than cash and cash equivalents increased less than $0.1 million as a $2.7 million decrease in accounts receivable and a $1.4 million net decrease in prepaid expenses and other assets and liabilities was partially offset by a $1.7 million increase in inventories and a $2.4 million decrease in accounts payable.

•
EBITDA was positive $17.3 million for the quarter ended March 31, 2011, compared to negative $1.8 million for the quarter ended December 31, 2010. EBITDA for the quarter ended March 31, 2011 includes a $21.4 million gain on sale of technology assets net of costs directly associated with the transaction. Adjusted EBITDA was negative $2.2 million for the quarter ended March 31, 2011, compared to positive $1.1 million for the quarter ended December 31, 2010.

Financial Highlights for the Fiscal Year Ended March 31, 2011
•
Revenue for the fiscal year ended March 31, 2011 was $357.6 million, compared to $319.1 million for the fiscal year ended March 31, 2010. Revenue from sales of 10Gbps and below products increased $20.7 million, or 10%, to $222.2 million, primarily driven by higher sales of XFP and SFP+ modules partially offset by lower sales of Xenpak modules. 40Gbps and above revenue increased $3.0 million, or 3%, to $104.9 million as increased sales of 40Gbps and 100Gbps modules were partially offset by lower sales of 40Gbps subsystems, which decreased to $20.9 million from $71.5 million in the prior year. Revenue from sales of industrial and commercial products increased 94% to $30.5 million.

•
Cisco, Huawei, and Alcatel-Lucent each represented 10% or more of total revenues for the fiscal year ended March 31, 2011, and combined represented 45% of total revenues. Cisco and Nokia Siemens Networks represented 10% or more of total revenues for the fiscal year ended March 31, 2010, and combined represented 45% of total revenues.

•
Gross margin increased to 19.7% in the fiscal year ended March 31, 2011, compared to 19.1% in the fiscal year ended March 31, 2010. Non-GAAP gross margin was 21.5% for the fiscal year ended March 31, 2011, compared to 21.8% for the prior fiscal year. Gross margin was unfavorably impacted by lower average selling prices, a 200 basis point negative effect from foreign currency exchange rate fluctuations and hedging programs, and a 30 basis point negative effect from idle capacity and damaged inventory charges as a result of the March 11 earthquake. Gross margin was favorably impacted by product mix and lower average per unit material and outsourcing costs.

•
Operating loss was $51.8 million for the fiscal year ended March 31, 2011, compared to $77.5 million for the fiscal year ended March 31, 2010. Non-GAAP operating loss was $35.5 million for the fiscal year ended March 31, 2011, compared to $44.6 million for the prior fiscal year. The decrease in non-GAAP operating loss primarily resulted from higher absolute gross margin and lower research and development expenses related to advanced product development programs as well as prototype builds associated with new product introductions, partially offset by a $9.7 million negative effect from foreign currency exchange rate fluctuations and hedging programs and higher selling, general and administrative expenses.

•
Net loss was $31.8 million, or $(0.35) per fully diluted share, for the fiscal year ended March 31, 2011, compared to a net loss of $78.5 million, or $(0.88) per fully diluted share, for the fiscal year ended March 31, 2010. Net loss for the fiscal year ended March 31, 2011, includes a $21.4 million gain on sale of technology assets net of costs directly associated with the transaction. Non-GAAP net loss was $37.0 million, or $(0.41) per fully diluted share, compared to $45.6 million, or $(0.51) per fully diluted share, for the fiscal year ended March 31, 2010.

•
Cash and cash equivalents decreased by $32.3 million to $100.3 million at March 31, 2011 from $132.6 million at March 31, 2010, primarily reflecting $30.1 million of cash used in operations, $11.0 million of capital lease payments, $8.6 million of capital expenditures and $5.8 million of short-term debt payments, partially offset by a $21.4 million net gain from the sale of technology assets and a $1.4 million positive effect from foreign currency exchange fluctuations. Net working capital other than cash and cash equivalents increased by $17.0 million as a result of a $18.0 million increase in inventories, a $14.1 million increase in accounts receivable and a $2.1 million increase in prepaid expenses and other assets, partially offset by a $15.2 increase in accounts payable and a $2.0 million increase in accrued expenses and other liabilities.

Reconciliations between gross margin, operating loss and net loss on a GAAP basis and a non-GAAP basis and net loss to EBITDA and Adjusted EBITDA are provided in the tables appearing at the end of this release.
Market Observations and Guidance:
“First and foremost, I want to acknowledge all of our employees, and in particular our team in Japan, for an outstanding job in quickly restoring our operations after the tragic earthquake and tsunami of March 11, 2011,” said Harry Bosco, Opnext’s Chairman and CEO. “To achieve $95.3 million in revenue this quarter, down less than $2.0 million from last quarter, was a remarkable accomplishment.”
“Despite the extraordinary efforts of our team in Japan, we did experience a ten-day interruption in our module manufacturing operations in Totsuka, Japan following the earthquake and tsunami and full production capability at our chip production facility in Totsuka was not restored until the middle of April. In addition, certain of our component suppliers were and continue to be affected by the events in Japan. Accordingly, we expect revenues to be between $93.0 million and $97.0 million in our first fiscal quarter ending in June 2011,” concluded Mr. Bosco.
Forward-Looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to the effects of recent events on Opnext’s operations in Japan, future revenues, growth of revenues, market position, acceptance of certain new products, management’s expectations with respect to the Company’s initiatives, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•
projected revenues for the quarter ending June 30, 2011, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•
the market in which the Company operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: uncertainty surrounding the ongoing impact of the earthquake and tsunami in Japan, including the ongoing crisis at the Fukushima Daiichi nuclear power plant, and the level of demand from customers taking delivery of products in Japan; the impact of natural events such as severe weather or earthquakes in locations in which Opnext, its customers, its contract manufacturers, or its suppliers operate; the impact of rapidly changing technologies; the impact of competition on product development and pricing; the success of the Company’s research and development efforts; the ability of the Company to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of the Company to realize the value from the acquisition of StrataLight Communications, Inc.; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed on June 14, 2010, as amended, as well as the Company’s press releases and other periodic filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

Conference Call:
The Company’s management will conduct a conference call at 1:30 p.m. PT, today, Thursday, May 19, 2011, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 702-928-6762 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 62856820. A replay of the conference call can be accessed starting approximately four hours after the call through Thursday, June 2, 2011, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 62856820. A live webcast of the call will be accessible on the Investor Relations section of the Company’s website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolio of 10Gbps and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2011	March 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$100,284	$132,643
Trade receivables, net	70,701	54,849
Inventories	118,588	93,018
Prepaid expenses and other current assets	7,458	4,755

Total current assets	297,031	285,265
Property, plant, and equipment, net	59,992	60,322
Purchased intangibles	17,076	24,220
Other assets	258	491

Total assets	$374,357	$370,298

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$63,383	$44,040
Accrued expenses	23,771	22,101
Short-term debt	18,055	21,430
Capital lease obligations	13,513	12,515

Total current liabilities	118,722	100,086
Capital lease obligations	12,554	11,202
Other long-term liabilities	6,855	5,470

Total liabilities	138,131	116,758

Total shareholders’ equity	236,226	253,540

Total liabilities and shareholders’ equity	$374,357	$370,298

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenues	$95,348	$76,783	$357,641	$319,132
Cost of sales	75,200	60,931	281,418	252,490
Amortization of acquired developed technology	1,445	1,445	5,780	5,780

Gross margin	18,703	14,407	70,443	60,862
Research and development expenses	15,559	18,873	62,039	74,145
Selling, general and administrative expenses	14,485	13,702	58,258	54,829
Amortization of purchased intangibles	342	342	1,368	9,240
Loss (gain) on disposal of property and equipment	339	(21)	578	159

Operating loss	(12,022)	(18,489)	(51,800)	(77,511)
Gain on sale of technology assets, net	21,436	—	21,436	—
Interest expense, net	(209)	(183)	(823)	(615)
Other (expense) income, net	(140)	410	(494)	(472)

Income (loss) before income taxes	9,065	(18,262)	(31,681)	(78,598)
Income tax (expense) benefit	(30)	(41)	(151)	85

Net income (loss)	$9,035	$(18,303)	$(31,832)	$(78,513)

Net income (loss) per share:
Basic	$0.10	$(0.20)	$(0.35)	$(0.88)
Diluted	$0.10	$(0.20)	$(0.35)	$(0.88)

Weighted average number of shares used in computing net income (loss) per share:

Basic	89,964	89,392	89,904	88,952
Diluted	91,974	89,392	89,904	88,952

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2011	2010	2011	2010
Cash flows from operating activities
Net income (loss)	$9,035	$(18,303)	$(31,832)	$(78,513)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,266	5,258	24,330	22,312
Amortization of purchased intangibles	1,787	1,787	7,148	15,019
Stock-based compensation expense associated with the StrataLight Employee Liquidity Bonus Plan	—	37	—	1,216
Stock-based compensation expense associated with equity awards	1,856	1,622	8,167	6,632
Gain on sale of technology assets, net	(21,436)	—	(21,436)	—
Loss (gain) on disposal of property and equipment	339	(21)	578	159
Changes in net current assets excluding cash and cash equivalents	34	1,674	(17,008)	14,592

Net cash used in operating activities	(2,119)	(7,946)	(30,053)	(18,583)
Cash flows from investing activities
Capital expenditures	(2,280)	(2,698)	(8,605)	(7,877)
Proceeds from sale of technology assets, net	21,436	—	21,436	—

Net cash provided by (used in) investing activities	19,156	(2,698)	12,831	(7,877)
Cash flows from financing activities
Payments on capital lease obligations	(2,439)	(2,533)	(10,964)	(10,602)
Payments on short-term debt	(2,389)	—	(5,822)	—
Restricted shares repurchased	—	—	—	(17)
Exercise of stock options	239	12	294	16

Net cash used in financing activities	(4,589)	(2,521)	(16,492)	(10,603)
Effect of foreign exchange rates on cash and cash equivalents	399	(525)	1,355	797

Increase/(Decrease) in cash and cash equivalents	12,847	(13,690)	(32,359)	(36,266)
Cash and cash equivalents at beginning of period	87,437	146,333	132,643	168,909

Cash and cash equivalents at end of period	$100,284	$132,643	$100,284	$132,643

Non-cash financing activities
Capital lease obligations incurred	$(940)	$—	$(10,395)	$(109)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating loss GAAP financial measures for the purpose of assessing the Company’s operating performance. In addition, the company excludes certain gains and losses on asset sales from its GAAP net income (loss) financial measures. Accordingly, the Company provides these non-GAAP measures as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net income (loss) and net income (loss) per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
Our non-GAAP financial measures exclude the following items, each of which (with the exception of stock-based compensation expense, expenses associated with the resignation of the Company’s Chief Executive Officer and the gain on sale of technology assets, net) represents an acquisition-related expense of the Company, for the reasons set forth below:
Amortization of intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight Communications, Inc. (“StrataLight”), the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Employee Liquidity Bonus Plan: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and shares of the Company’s common stock. Twenty-five percent (25%) of the plan awards vested on January 31, 2009, fifty percent (50%) vested on October 31, 2009 and the remaining twenty-five percent (25%) of the plan awards vested during the quarter ending March 31, 2010. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring costs for the three-month period ended December 31, 2010 include $530,000 of expenses associated with the resignation of the Company’s Chief Executive Officer. The Company believes these expenses are non-recurring and not indicative of its core operating performance.
Stock-based compensation expense: Depending upon the size, timing and the terms of stock-based awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Gain on sale of technology assets, net: On February 8, 2011, Opnext Subsystems, Inc., a wholly owned subsidiary of the Company, entered into an asset purchase agreement with Juniper Networks, Inc. to sell certain technology assets related to modem Application Specific Integrated Circuits used for long haul/ultra-long optical transmission for $26 million, $23.5 million of which was paid simultaneously with the execution of the asset purchase agreement. The Company believes that the sale of these assets is not indicative of its core operating performance.

Opnext, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)

					Three Months
	Three Months Ended		Twelve Months Ended		Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,	Dec. 31,
	2011	2010	2011	2010	2010
GAAP gross margin	$18,703	$14,407	$70,443	$60,862	$19,362
GAAP gross margin %	19.6%	18.8%	19.7%	19.1%	20.0%
Cost of sales adjustments:
Amortization of acquired developed technology	1,445	1,445	5,780	5,780	1,445
Stock-based compensation expense	133	175	570	666	105
Employee Liquidity Bonus Plan expense	—	(14)	—	929	—
Restructuring costs	—	—	28	335	—
Acquired inventory mark-up	—	—	—	977	—

Total cost of sales adjustments	1,578	1,606	6,378	8,687	1,550

Non-GAAP gross margin	$20,281	$16,013	$76,821	$69,549	$20,912

Non-GAAP gross margin %	21.3%	20.9%	21.5%	21.8%	21.5%

					Three Months
	Three Months Ended		Twelve Months Ended		Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,	Dec. 31,
	2011	2010	2011	2010	2010
GAAP operating loss	$(12,022)	$(18,489)	$(51,800)	$(77,511)	$(10,005)
GAAP operating loss %	(12.6)%	(24.1)%	(14.5)%	(24.3)%	(10.3)%
Operating loss adjustments:
Amortization of purchased intangibles	342	342	1,368	$9,240	342
Total cost of sales adjustments	1,578	1,606	6,378	8,687	1,550
Research and development adjustments:
Stock-based compensation expense	364	350	1,496	1,302	334
Employee Liquidity Bonus Plan expense	—	75	—	4,575	—
Restructuring costs	—	74	209	448	—

Total research and development adjustments	364	499	1,705	6,325	334
Selling, general and administrative adjustments:
Stock-based compensation expense	1,363	1,097	6,105	4,664	1,928
Employee Liquidity Bonus Plan expense	—	19	—	1,842	—
Restructuring costs	5	219	709	1,691	536
Business integration costs	—	—	—	480	—

Total selling, general and administrative adjustments	1,368	1,335	6,814	8,677	2,464

Non-GAAP operating loss	$(8,370)	$(14,707)	$(35,535)	$(44,582)	$(5,315)

Non-GAAP operating loss %	(8.8)%	(19.2)%	(9.9)%	(14.0)%	(5.5)%

					Three Months
	Three Months Ended		Twelve Months Ended		Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,	Dec. 31,
	2011	2010	2011	2010	2010
GAAP net income (loss)	$9,035	$(18,303)	$(31,832)	$(78,513)	$(10,180)
GAAP net income (loss) %	9.5%	(23.8)%	(8.9)%	(24.6)%	(10.5)%
GAAP net income (loss) per share:
Basic	$0.10	$(0.20)	$(0.35)	$(0.88)	$(0.11)
Diluted	$0.10	$(0.20)	$(0.35)	$(0.88)	$(0.11)
Shares
Basic	89,964	89,392	89,904	88,952	89,892
Diluted	91,974	89,392	89,904	88,952	89,892
Net income (loss) adjustments:
Amortization of purchased intangibles	342	342	1,368	9,240	342
Gain on sale of technology assets, net	(21,436)	—	(21,436)	—	—
Total cost of sales adjustments	1,578	1,606	6,378	8,687	1,550
Total research and development adjustments	364	499	1,705	6,325	334
Total selling, general and administrative adjustments	1,368	1,335	6,814	8,677	2,464

Non-GAAP net income (loss)	$(8,749)	$(14,521)	$(37,003)	$(45,584)	$(5,490)

Non-GAAP net income (loss) %	(9.2)%	(18.9)%	(10.3)%	(14.3)%	(5.7)%
Non-GAAP net income (loss) per share:
Basic	$(0.10)	$(0.16)	$(0.41)	$(0.51)	$(0.06)
Diluted	$(0.10)	$(0.16)	$(0.41)	$(0.51)	$(0.06)
Shares
Basic	89,964	89,392	89,904	88,952	89,892
Diluted	89,964	89,392	89,904	88,952	89,892

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net loss excluding the impact of net interest expense, income tax expense (benefit), depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding the charges and expenses set forth in the table below. Such charges and expenses are excluded from EBITDA internally when evaluating our operating performance to permit a more meaningful comparison between our core business operating results over different periods of time as well as to those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period results, and provide additional information that is useful to investors in evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net income (loss), EBITDA and Adjusted EBITDA.

					Three Months
	Three Months Ended		Twelve Months Ended		Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,	Dec. 31,
	2011	2010	2011	2010	2010
Earnings before interest, taxes, depreciation and amortization:
Net income (loss) — GAAP	$9,035	$(18,303)	$(31,832)	$(78,513)	$(10,180)
Depreciation and amortization of property, plant and equipment	6,266	5,258	24,330	22,312	6,262
Amortization of purchased intangibles	1,787	1,787	7,148	15,020	1,787
Interest expense, net	209	183	823	615	225
Income tax expense (benefit)	30	41	151	(85)	74

EBITDA	$17,327	$(11,034)	$620	$(40,651)	$(1,832)
Stock-based compensation expense	1,860	1,622	8,171	6,632	2,367
Restructuring costs	5	293	946	2,474	536
Gain on sale of technology assets, net	(21,436)	—	(21,436)	—	—
Employee Liquidity Bonus Plan expense	—	80	—	7,346	—
Business integration costs	—	—	—	480	—
Acquired inventory mark-up	—	—	—	977	—

Adjusted EBITDA	$(2,244)	$(9,039)	$(11,699)	$(22,742)	$1,071